    As filed with the Securities and Exchange Commission on January 9, 2002
                                                          Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               ----------------

                            Paradigm Genetics, Inc.
            (Exact name of registrant as specified in its charter)

           Delaware                   56-2047837
(State or other jurisdiction of    (I.R.S. Employer
 incorporation or organization) Identification Number)

                              108 Alexander Drive
                            Research Triangle Park
                             North Carolina 27709
                                (919) 425-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                             JOHN A. RYALS, Ph.D.
                     President and Chief Executive Officer
                            Paradigm Genetics, Inc.
                              108 Alexander Drive
                            Research Triangle Park
                             North Carolina 27709
                                (919) 425-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                With a copy to:

                             Neil Aronson, Esquire
              Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                             One Financial Center
                          Boston, Massachusetts 02111
                                (617) 542-6000

                               ----------------

      Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                                       (continued on next page)

      The company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

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--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            Proposed Maximum  Proposed Maximum
  Title of each class of     Amount to be  Offering Price Per    Aggregate        Amount of
securities to be registered   Registered        Share(1)       Offering Price  Registration Fee
------------------------------------------------------------------------------------------------
    Common Stock $0.01
     par value............. 422,459 shares       $5.125        $2,165,102.40       $517.46

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1)Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for the Common Stock of Paradigm Genetics, Inc. on January 4, 2002, as reported on the NASDAQ National Market.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 Subject to Completion, dated January 9, 2002

PROSPECTUS

                                422,459 Shares

                            PARADIGM GENETICS, INC.

                                 Common Stock

                               ----------------

      This prospectus relates to the resale from time to time of up to 422,459 shares of our common stock by the selling stockholder described in the section entitled "Selling Stockholder" on page 13 of this prospectus. The selling stockholder may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling stockholder, you should refer to the section entitled "Plan of Distribution" on page 14 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder. We have agreed to pay all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares.

      Our common stock is listed on the Nasdaq National Market under the symbol "PDGM." On January 4, 2002, the last reported sale price for our common stock was $5.04 per share.

                               ----------------

    You should consider carefully the risks that we have described in "Risk Factors" beginning on page 5 before deciding whether to invest in our common stock.

                               ----------------

    Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these Securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                The date of this prospectus is January 9, 2002.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ABOUT THIS PROSPECTUS......................................................   2
OUR BUSINESS...............................................................   3
RISK FACTORS...............................................................   5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................  12
USE OF PROCEEDS............................................................  12
SELLING STOCKHOLDER........................................................  13
PLAN OF DISTRIBUTION.......................................................  14
LEGAL MATTERS..............................................................  15
EXPERTS....................................................................  16
WHERE YOU CAN FIND MORE INFORMATION........................................  16
INCORPORATION OF DOCUMENTS BY REFERENCE....................................  16

                             ABOUT THIS PROSPECTUS

      You should read this prospectus and the information incorporated by reference carefully before you invest. Such documents contain important information you should consider when making your investment decision. See "Incorporation of Documents by Reference" on page 16. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

                               ----------------

      "Paradigm Genetics," the Paradigm Genetics logo, FunctionFinder, GeneFunction Factory and MetaVantage are trademarks of Paradigm Genetics, Inc. Other trademarks and trade names appearing in this prospectus are the property of their holders.

                                 OUR BUSINESS

      The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risk. Therefore, carefully consider the information provided under the heading "Risk Factors" beginning on page 5.

      In September 1997, we founded Paradigm Genetics to industrialize the process of determining gene function to generate information that we believed would enable us and our commercial partners to develop novel products in four major sectors of the global economy: human health, nutrition, crop production, and industrial products. To date, we have developed an industrialized, high throughput platform, known as the GeneFunction Factory(TM), capable of determining the function of over a hundred plant and microbial genes per week. Based on this platform, we have established commercial partnerships in the areas of agriculture and nutrition. In November 2001, we announced a major initiative in the area of human health. Using our GeneFunction Factory, we have begun work on mapping the human metabolome, a reference library of stable metabolites identified in human cells, tissues, fluids and organs. We believe that our expertise in this area will enable us to develop commercial partnerships for use in drug discovery and drug development processes. We believe that our industrialized approach gives us an advantage in establishing intellectual property and in developing new products.

      We designed our GeneFunction Factory to be an integrated, rapid, industrial scale laboratory through which we can discover and modify genes, understand the consequences of the modifications and reliably determine the function of those genes. Our assembly-line approach automates the measurement of thousands of physical and chemical characteristics of a selected organism at different times in the organism's life cycle using the following techniques:

       . Gene Expression Profiling. This provides a snapshot of the genes expressed in an organism at a given time. By comparing gene expression profiles of a variant organism to a normal organism, we gather information about the function of the modified gene as well as the effect of that gene on the expression of other normal genes. By determining how a modified gene affects normal genes, we gain insight into biochemical pathways of an organism.

       . Metabolic Profiling. This provides a snapshot of the chemicals, including vitamins, minerals and other biochemicals, in cells, tissues, and organisms, at a given time. We detect and measure these chemicals using mass spectroscopy, which separates molecules by electrical charge and size, and chromatography, which separates molecules by size and chemical properties. We have invested in state-of-the-art technologies and have developed proprietary instrumentation and algorithms to analyze these metabolic data.

       . Phenotype Profiling. This is the measurement of physical and chemical characteristics of an organism at one or more times during its life cycle. We currently measure approximately 140 different characteristics of our target and model organisms. We take measurements under standard conditions as well as under various stress conditions. These different measurements, when taken at specified times, produce a phenotype profile for a variant that we can compare to a phenotype profile for a normal organism to help understand the function of the modified gene. We have developed a proprietary method for obtaining a phenotype profile for an organism that is an important part of our variant analysis.

      We have developed a proprietary Laboratory Information Management System, or LIMS, using barcode readers and other automated data collection devices to track samples and store data. Our LIMS allows us to record and manage the thousands of daily measurements produced by our GeneFunction Factory. This process generates many terrabytes of diverse data, which are then fed into our FunctionFinder(TM) bioinformatics system. This system incorporates information obtained from our GeneFunction Factory and from public sources. FunctionFinder includes tools for storing, retrieving, analyzing and mining data to create knowledge about genes. The FunctionFinder bioinformatics system contains proprietary software that we have developed.

      We have chosen organisms for our GeneFunction Factory that are economical and efficient to study, have short life cycles and have direct applicability to our target markets. These organisms are a mustard plant known as Arabidopsis, rice, and six fungi.

      By determining gene function information and developing intellectual property around that information, we believe that we can build a sustainable competitive advantage. We plan to develop, with our commercial partners, novel products in our four target markets. To date, we have established commercial partnerships with Bayer and Monsanto and strategic alliances with Celera Genomics and Lion Bioscience. The Bayer partnership is focused on the development of new herbicides while the Monsanto partnership is focused on the development of crop production and nutrition products. These commercial partnerships comprise committed funding, performance fees and milestone payments. They also provide for product development milestones and sales royalties in the event that products are commercialized from these alliances. The strategic alliance with Celera Genomics is in the area of plant genomics and genotyping. Under the terms of this alliance we become the exclusive marketing partner to provide certain Celera services to the plant-based agriculture industries. The strategic alliance with Lion Bioscience is to co-develop and co-market a metabolic profiling database named MetaVantage(TM) that will be used for target identification and validation in drug discovery and drug development processes.

      We seek U.S. and foreign patent protection for major components of our GeneFunction Factory. We also rely on trade secret protection for certain of our confidential and proprietary information, and we use license agreements both to access external technologies and assets and to convey certain intellectual property rights to others. As of December 19, 2001, we had filed 135 U.S. patent applications (and have received allowances on five of them) and 14 international patent applications, which are subject to rights that we have granted to various collaborators and development partners. We currently hold three issued U.S. patents and no issued patents in other countries. We have filed 23 trademark applications in the United States and have received registrations on five of them.

      As of December 19, 2001, we have 262 full-time employees, of whom 49 hold Ph.D. degrees. Of that total workforce, 215 are engaged in research and development activities, and 47 are engaged in business development, finance and administration.

      Paradigm Genetics, Inc. was founded in September 1997. We are a Delaware corporation. Our laboratories and principal executive offices are located at 108 Alexander Drive, Research Triangle Park, North Carolina, 27709. Our telephone number is (919) 425-3000. We maintain a web site on the Internet at http://www.paradigmgenetics.com. We do not intend for the information in our web site to be considered part of this prospectus.

                                 RISK FACTORS

      Investing in our common stock is very risky. Please carefully consider the risk factors described below. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations. You should be able to bear a complete loss of your investment. See "Special Note Regarding Forward-Looking Statements."

WE HAVE A HISTORY OF NET LOSSES. WE WILL CONTINUE TO INCUR NET LOSSES THAT MAY DEPRESS OUR STOCK PRICE.

      We have incurred net losses in each year since our inception and expect these losses to continue. We experienced a net loss of approximately $4.1 million for the quarter ended September 30, 2001. As of September 30, 2001, we had an accumulated deficit of approximately $45.3 million. To date, we have derived all of our revenues from two commercial partnerships and a government grant. We expect to derive revenue in the foreseeable future principally from commercial partnerships. We expect to spend a significant amount of capital to fund research and development and enhance our core technologies, including our GeneFunction Factory. As a result, we expect that our operating expenses will increase significantly in the near term and, consequently, we will need to generate significant additional revenues to become profitable. We cannot predict when, if ever, we will become profitable.

WE MAY NEVER BECOME PROFITABLE IF WE AND OUR COMMERCIAL PARTNERS ARE UNABLE TO DEVELOP OR COMMERCIALIZE OUR TECHNOLOGIES INTO PRODUCTS.

      We have no experience in manufacturing and marketing products, and we currently do not have the resources or capability to manufacture products on a commercial scale. In order for us to commercialize our products on our own, we would need to develop, or obtain through outsourcing arrangements or through acquisitions, the capability to manufacture, market and sell products. Since we do not currently possess the resources necessary to develop and commercialize potential products ourselves, we must enter into commercial partnerships to develop and commercialize products.

      We have entered into only two commercial partnerships, with Bayer and Monsanto, to fund the development of certain new products, including herbicides and plants with improved nutritional and growth characteristics. To date, we have derived most of our revenues from the commercial partnership with Bayer. If we are unable to successfully achieve milestones or our commercial partners fail to develop successful products, we will not earn the revenues contemplated under such partnerships. In addition, we may not be able to enter into additional commercial partnerships. We do not control the resources that our commercial partners devote to our projects and our commercial partners may not perform their obligations. Our commercial partnerships are subject to termination rights by the commercial partners. If any of our commercial partners were to terminate its relationship with us, or fail to meet its contractual obligations, it could have a material adverse effect on our revenues and it could have a material adverse effect on our ability to undertake research, to fund related and other programs and to develop, manufacture and market any products that may have resulted from the commercial partnership. Also, we may pursue opportunities in fields that conflict with our commercial partners or in which our commercial partners could become active competitors. In either case, we may not be able to commercialize our products.

WE MAY NEED ADDITIONAL FINANCING, WHICH MAY NOT BE AVAILABLE, AND ANY FINANCINGS MAY DILUTE THE PERCENTAGE OWNERSHIP OF OUR EXISTING STOCKHOLDERS, CAUSE US TO RELINQUISH RIGHTS TO OUR TECHNOLOGIES OR CAUSE US TO GRANT LICENSES ON UNFAVORABLE TERMS.

      Our existing capital resources may not be sufficient to fund our future operating plans and we may therefore need to raise significant additional capital. We have expended significant resources in developing our GeneFunction Factory and expect our capital expenditures and operating expenses to increase over the next several years as we continue developing the GeneFunction Factory and increase our research and development activities. The amount of additional capital which we expect we will need to raise will depend on many factors, including:

       .  the number, breadth and progress of our research programs;

       . the achievement of the milestones under certain of our existing commercial partnerships;

       . our ability to establish additional and maintain current and additional commercial partnerships;

       . our partners' success in commercializing products developed under our commercial partnerships;

       . our success in commercializing products to which we have retained the rights under our commercial partnerships;

       . the costs incurred in enforcing and defending our patent claims and other intellectual property rights; and

       . the costs and timing of obtaining regulatory approvals for any of our products.

      We may need to raise additional capital through public or private equity offerings, debt financings or additional commercial partnerships and licensing arrangements. We may not be able to find additional financing when we need it or on terms favorable to our stockholders or us. If we raise additional capital by issuing equity securities, such an issuance will reduce the percentage ownership of existing stockholders. Furthermore, we may need to issue securities that have rights, preferences and privileges senior to our common stock. If we raise additional funds through commercial partnerships and licensing arrangements, we may be required to relinquish rights to certain of our technologies or product candidates, or to grant licenses on unfavorable terms.

IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, OUR OPERATIONS COULD BE DISRUPTED AND OUR REVENUES COULD DECREASE.

      Our success depends on the continued services and on the performance of our senior management and scientific staff, in particular John Ryals, Ph.D., our Chief Executive Officer and President. The loss of the services of Dr. Ryals or any of our other senior management or scientific staff could seriously impair our ability to operate and achieve our objectives, which could reduce our revenues. We have $2 million of key man life insurance on Dr. Ryals. This amount may not be sufficient to compensate us for the loss of his services. In addition, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to our success.

      In order to achieve our business objectives, we must identify, attract, train and motivate additional personnel with expertise in specific industries and areas applicable to the products developed through our technologies. We compete intensely for these personnel and we may be unable to achieve our personnel goals. Our failure to achieve any of these goals could seriously limit our ability to improve our operations and financial results.

IF WE WERE SUCCESSFULLY SUED FOR PRODUCT LIABILITY, WE COULD FACE SUBSTANTIAL LIABILITIES THAT EXCEED OUR RESOURCES.

      We may be held liable if any product we develop, or any product which is made using our technologies, causes injury or is found unsuitable during product testing, manufacturing, marketing, sale or use. For example, a genetically modified food could, after it is sold, be found to cause illness in individuals who eat the food. Also, like other pharmaceutical products, those produced through genetically modified plants could be found to cause illness. These risks are inherent in the development of chemical, agricultural and pharmaceutical products. We currently do not have product liability insurance. If we choose to obtain product liability insurance but cannot obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims, the commercialization of products that we or our commercial partners develop may be prevented or inhibited. If we are sued for any injury caused by our products, our liability could exceed our total assets.

IF WE DO NOT COMPETE EFFECTIVELY, OUR LOSSES COULD INCREASE.

      Our technology platform for the industrialization of gene function determination faces competition from functional genomics technologies, which are computer hardware and software technologies that researchers use to help them identify the role that specific genes play within organisms, created by others, including Exelixis, Inc., CuraGen Corporation, Rosetta Inpharmatics, Inc. and Large Scale Biology Corporation. We expect competition to intensify in genomics research as scientists achieve technology advances that become widely known. Genomic technologies have undergone and are expected to continue to undergo rapid and significant change. Our future success will depend in large part on maintaining a competitive position in the genomics field, and particularly in the functional genomics field. We or others may make rapid technological developments which may result in products or technologies becoming obsolete before we recover the expenses we incur in connection with our development. We or our commercial partners may offer products which could be made obsolete by less expensive or more effective crop enhancement, nutrition enhancement, drug discovery and industrial product development technologies, including technologies that may be unrelated to genomics. We may not be able to enhance our technology in ways necessary to compete successfully with newly emerging technologies.

      Any products that we may develop alone or in collaboration with others will compete in highly competitive markets. In the specific markets in which we apply or intend to apply our technology platform, we face competition from plant genomics, pharmaceutical, agri-chemical and biotechnology companies. Many of our existing and potential competitors have substantially greater financial resources, research and development staffs, facilities, manufacturing and marketing experience, distribution channels and human resources than we do. Many of these competitors have achieved substantial market penetration in the human health, nutrition, crop production, and industrial products markets.

IF WE ARE NOT ABLE TO ADEQUATELY ACQUIRE AND PROTECT PATENTS AND LICENSES, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS AND REMAIN COMPETITIVE.

      Our business and competitive position will depend in part on our ability to obtain patents and maintain adequate protection of our other intellectual property for our technologies and products in the United States and other countries. As of December 19, 2001, we had 135 U.S. patent applications and 14 international patent applications pending covering our technology. We currently hold three issued U.S. patents and no issued patents in other countries. We may never receive any further patents on our applications in the United States or other countries. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights in these foreign countries.

      Third parties have filed, and in the future are likely to file, patent applications covering genes and gene function that we have developed or may develop or technology upon which our technology platform depends. If patent offices issue patents on these patent applications and we wish to use the claimed genes, gene functions or technology, we would need to obtain a license from the third party. However, we might not be able to obtain any such license on commercially favorable terms, if at all, and if we do not obtain these licenses, we might be prevented from using certain technologies or taking certain products to market.

      The patent positions of biopharmaceutical and biotechnology companies, including our patent position, are generally uncertain and involve complex legal and factual questions. Patent law relating to the scope of claiming the technology field in which we operate is still evolving. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. We will apply for patents covering both our technologies and products, as we deem appropriate. However, other companies may challenge these applications and governments may not issue patents we request. Any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. In addition, our patents may be challenged, invalidated or fail to provide us with any competitive advantages.

      We rely upon trade secret protection for our confidential and proprietary information. We have taken security measures to protect our proprietary information. These measures may not provide adequate protection for our trade secrets or other proprietary information. Even though we seek to protect our proprietary information by entering into confidentiality agreements with employees, commercial partners and consultants, people may still disclose our proprietary information, and we might not be able to meaningfully protect our trade secrets.

IF THIRD PARTIES MAKE OR FILE CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT AGAINST US OR OTHERWISE SEEK TO ESTABLISH THEIR INTELLECTUAL PROPERTY RIGHTS, WE MAY HAVE TO SPEND TIME AND MONEY IN RESPONSE AND SHUT DOWN SOME OF OUR OPERATIONS.

      Third parties may claim that we are employing their proprietary technology without authorization or that we are infringing their patents. We could incur substantial costs and diversion of management and technical personnel in defending ourselves against any of these claims. Furthermore, parties making claims against us may be able to obtain injunctive or other equitable relief which could effectively block our ability to further develop, commercialize and sell products. In the event of a successful claim of infringement, courts may order us to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing available products.

WE ARE AN EARLY STAGE COMPANY USING UNPROVEN TECHNOLOGIES AND, AS A RESULT, WE MAY NEVER ACHIEVE, OR BE ABLE TO MAINTAIN, PROFITABILITY.

      You should evaluate us in light of the uncertainties affecting an early stage biotechnology company. Our GeneFunction Factory and our databases are still in development stage. We have not yet proven that determining the function of a gene in commercially significant target organisms will enable us to develop commercial products.

IF ADVERSE PUBLIC REACTION LIMITS THE ACCEPTANCE OF GENETICALLY MODIFIED PRODUCTS, DEMAND FOR ANY PRODUCTS THAT WE OR OUR COLLABORATORS MAY DEVELOP MAY DECREASE.

      The commercial success of our product candidates will depend in part on public acceptance of the use of genetically modified products, including drugs, food, plants and plant products. Claims that genetically modified products are unsafe for consumption or pose a danger to the environment may influence public attitudes. Any genetically modified product that our collaborators or we may develop may not gain public acceptance. Due to public reaction in both the United States and Europe, some food processors and restaurants have already decided not to sell food that has been genetically altered or that contains genetically altered ingredients. If this policy continues or becomes more common, there could be a decrease in demand for products that we or our commercial partners may develop.

ANY PRODUCT THAT WE OR OUR COMMERCIAL PARTNERS DEVELOP USING THE GENE FUNCTION INFORMATION WE PROVIDE MAY BE SUBJECT TO A LENGTHY AND UNCERTAIN GOVERNMENT REGULATORY PROCESS THAT MAY NOT RESULT IN THE NECESSARY APPROVALS, MAY DELAY THE COMMERCIALIZATION OF THESE PRODUCTS OR MAY BE COSTLY, ANY OF WHICH COULD REDUCE OUR REVENUES.

      Any new product that we or our commercial partners develop will likely undergo an extensive regulatory review process in the United States by the FDA and the USDA and by regulators in other countries before it can be marketed or sold. For example, in the United States, the FDA must approve any drug or biologic product before it can be marketed in the U.S. This review process can take many years and require substantial expense. In the future, we and our commercial partners may also be required to submit pre-market information to the FDA about food developed through biotechnology. Adverse publicity could lead to greater regulation and trade restrictions on imports and exports of genetically modified products. Changes in the policies of U.S. and foreign regulatory bodies could increase the time required to obtain regulatory approval for each new product.

      Our efforts to date have been primarily limited to identifying targets. If regulators approve any products that we or our commercial partners develop, the approval may impose limitations on the uses for which a product may be marketed. Regulators may require the submission of post-market launch information about a product after approving it, and may impose restrictions, including banning the continued sale of the product, if they discover problems with the product or its manufacturer.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION AS TO THE USE OF PROCEEDS FROM OUR OCTOBER 2001 DIRECT OFFERING AND MAY SPEND THE PROCEEDS IN WAYS WITH WHICH YOU MAY NOT AGREE.

      Our management will have broad discretion over the use of proceeds from our October 2001 direct offering as well as the remaining proceeds from our initial public offering. We currently intend to use the proceeds from that financing for general corporate purposes, including our internal discovery and development programs (such as the launch of our metabolomics platform into the healthcare and nutrition markets), the development of new technologies and for working capital. We may also use a portion of the proceeds to acquire or invest in complementary businesses or technologies. Our management may allocate the net proceeds among these purposes as it determines is necessary. In addition, market factors may require our management to allocate all or portions of the net proceeds for other purposes. Management may not use the proceeds in a manner in which you approve.

OUR STOCK PRICE MAY BE EXTREMELY VOLATILE.

      The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly life science companies, have been highly volatile. Our common stock began public trading in May 2000. The trading price of our common stock has been extremely volatile, and we believe it will remain highly volatile and may fluctuate substantially.

IF OUR RESULTS OF OPERATIONS FLUCTUATE AND QUARTERLY RESULTS ARE LOWER THAN THE EXPECTATIONS OF SECURITIES ANALYSTS, THEN THE PRICE OF OUR COMMON STOCK COULD FALL.

      Our operating results historically have fluctuated on a quarterly basis and are likely to continue to do so in the future. These fluctuations could cause our stock price to fluctuate significantly or decline. Some of the factors, which could cause our operating results to fluctuate, include:

       . expiration of research contracts with commercial partners, which may not be renewed or replaced;

       . the success rate of our discovery efforts leading to milestones and royalties;

       . the timing and willingness of commercial partners to commercialize our products which would result in royalties; and

       . general and industry specific economic conditions, which may affect our commercial partners' research and development expenditures.

      A large portion of our expenses, including expenses for facilities, equipment and personnel are relatively fixed. Accordingly, if revenues decline or do not grow as anticipated due to expiration of commercial partnerships or government research grants, failure to obtain new contracts or other factors, we may not be able to correspondingly reduce our operating expenses. In addition, we plan to significantly increase operating expenses in 2002. Failure to achieve anticipated levels of revenues could therefore significantly harm our operating results for a particular fiscal period.

      Our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price would likely decline.

IF OUR STOCKHOLDERS SELL SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK, THE MARKET PRICE OF OUR COMMON STOCK MAY FALL.

      The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. As of December 22, 2001, there were 31,936,188 shares of common stock outstanding. All of the (i) 11,847,727 shares sold in our initial public offering and our October 2001 direct offering, (ii) outstanding shares that were registered on one of our registration statements on Form S-8, and (iii) shares that have been sold pursuant to Rule 144 or Rule 701 are freely transferable without restriction or further registration under the Securities Act (as are the 422,459 shares offered hereby), except for shares purchased by our "affiliates," as defined in Rule 144 of the Securities Act. The remaining shares of common stock outstanding are "restricted securities" as defined in Rule 144. Holders of these shares may sell them in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND OUR CHARTER COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT.

      The anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. We will be subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 will prohibit us from engaging in certain business combinations, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent someone from acquiring or merging with us. In addition, our restated certificate of incorporation and amended and restated by-laws contain certain provisions that may make a third party acquisition of us difficult, including:

       . a classified board of directors, with three classes of directors each serving a staggered three-year term;

       .  the ability of the board of directors to issue preferred stock; and

       . the inability of our stockholders to call a special meeting or act by written consent.

SOME OF OUR EXISTING STOCKHOLDERS CAN EXERT CONTROL OVER US AND MAY NOT MAKE DECISIONS THAT ARE IN THE BEST INTERESTS OF ALL STOCKHOLDERS.

      Due to their combined stock holdings, our officers, directors and stockholders who beneficially own more than five percent of our common stock, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of us and might affect the market price of our common stock, even when a change may be in the best interests of all stockholders. In addition, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and accordingly, they could cause us to enter into transactions or agreements, which we would not otherwise consider.

FUTURE ISSUANCES OF PREFERRED STOCK MAY DILUTE THE RIGHTS OF OUR COMMON STOCKHOLDERS.

      Our board of directors will have the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, privileges and other terms of these shares. The board of directors may exercise this authority without the approval of the stockholders. The rights of the holders of any preferred stock that we may issue in the future may adversely affect the rights of holders of our common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance. These statements include but are not limited to statements regarding (i) our ability to successfully develop, improve and exploit our GeneFunction Factory, FunctionFinder, LIMS, databases and other technologies; (ii) our ability to industrialize the process of gene function discovery and generate information enabling the development of novel products; (iii) our effort to map the human metabolome, (iv) our ability to establish intellectual property protection for our gene function information, databases, processes and other technologies; (v) our product development and commercialization efforts; (vi) the organisms we have chosen for our GeneFunction Factory, (vii) our strategy; (viii) anticipated increases in our revenues, and timing of revenues from commercial partnerships; (ix) our ability to meet or exceed our milestone targets and earn royalties under our commercial partnerships; (x) our ability to maintain current and enter into new partnerships and alliances; (xi) our intended use of the proceeds from our 2001 direct offering and our initial public offering and other financial resources;
(xii) our research and development and other expenses; (xiii) our operational and legal risks; and (xiv) our ability to build a sustainable competitive advantage. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors" that may cause our or our industry's actual results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Before deciding to purchase our common stock you should carefully consider the risks described in the "Risk Factors" section, in additional to the other information set forth in this prospectus and the documents incorporated by reference herein.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results except as required by law.

                               ----------------

                                USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder. The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of our common stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq National Market additional listing fees and the fees and expenses of our legal counsel and accountants.

                              SELLING STOCKHOLDER

      The shares of our common stock offered by this prospectus were issued to PE Corporation (NY), a New York corporation and a wholly-owned subsidiary of Applera Corporation, a Delaware corporation. On December 3, 2001, we entered into a Stock Purchase Agreement and an Asset Purchase Agreement with PE Corporation (NY). Pursuant to these agreements, on December 20, 2001 we issued and sold to PE Corporation (NY) 422,459 shares of our common stock in exchange for certain assets and liabilities relating to PE Corporation (NY)'s plant genomics and genotyping business. The issuance of the shares was a private placement exempt from the registration requirements of the Securities Act. In connection with this transaction, we also entered into a Registration Rights Agreement with PE Corporation (NY). Pursuant to the terms of the Registration Rights Agreement, we filed a registration statement, of which this prospectus constitutes a part, in order to permit PE Corporation (NY) and its permitted transferees and assigns to resell to the public the shares of our common stock issued in connection with this transaction. PE Corporation (NY) has represented to us that it purchased the shares for its own account for investment only and not with a view to, or resale in connection with, a distribution of the shares, except through sales registered under the Securities Act or exemptions thereto.

      The following table, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling stockholder as of December 22, 2001. For purposes of the following description, the term "selling stockholder" includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from the selling stockholder. The information in this table is based in part on information provided by or on behalf of the selling stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within sixty (60) days after December 22, 2001 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. Unless otherwise indicated below, the selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

                                                  Shares Owned and            Shares Owned
                                                      Ownership              and Ownership
                                                  Percentange Prior         Percentage After
                                                   to Offering(1)   Shares    Offering(2)
                                                  -----------------  Being  ----------------
Selling Stockholder                                Number   Percent Offered Number   Percent
-------------------                               -------   ------- ------- ------   -------
PE Corporation (NY)(3)........................... 422,459     1.3%  422,459   --       --

--------
(1)Percentages prior to the offering are based on 31,936,188 shares of common stock that were issued and outstanding as of December 22, 2001.
(2)We do not know when or in what amounts the selling stockholder may offer for sale the shares of common stock pursuant to this offering. The selling stockholder may choose not to sell any of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholder will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholder will have sold all of the shares covered by this prospectus upon the completion of the offering.
(3)The number of shares of common stock owned prior to the offering consists of 422,459 shares of common stock held directly by PE Corporation (NY). As the sole shareholder of PE

   Corporation (NY), Applera Corporation may be deemed to beneficially own the shares held by PE Corporation (NY).

       Certain Relationships between Selling Stockholder and the Company

      In December 2001 we entered into a Stock Purchase Agreement, an Asset Purchase Agreement and a Registration Rights Agreement, pursuant to which we acquired certain assets and assumed certain liabilities relating to PE Corporation (NY)'s plant genomics and genotyping business in exchange for the shares of common stock offered by this prospectus. In December 2001 we also entered into an services agreement with PE Corporation (NY) pursuant to which PE Corporation (NY) named us as the exclusive marketer of certain services of the Celera Genomics Group of PE Corporation (NY) to the plant-based agriculture industries.

                             PLAN OF DISTRIBUTION

      The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. For purposes of the following description, the term "selling stockholder" includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from the selling stockholder. Each selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise. We will not receive any of the proceeds of this offering.

      The selling stockholder may sell its shares of common stock directly to purchasers from time to time. Alternatively, it may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholder or the purchasers of such securities for whom they may act as agents. The selling stockholder and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

      The common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be effected by means of one or more of the following transactions (which may involve crosses or block transactions):

       . on any national securities exchange, such as the NYSE, or quotation system on which the common stock may be listed or quoted at the time of sale;

       .  in the over-the-counter market;

       . in transactions otherwise than on such exchanges or systems or in the over-the-counter market;

       .  through the purchase and sale of over-the-counter options;

       . in private transactions otherwise than on exchanges or systems or in the over-the-counter market;

       .  by pledge to secure debt and other obligations; or

       .  through a combination of any of the above transactions.

      In addition, any shares covered by this prospectus may be sold pursuant to Rule 144 under the Securities Act or under Section 4(1) of the Securities Act rather than pursuant to this prospectus if such exemptions are available.

      In connection with sales of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker/dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker/dealers that in turn may sell such securities. The selling stockholder may also engage in puts, calls, collars and other transactions in our securities or transactions involving derivatives of our securities.

      At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers. The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriter, broker-dealer or financial institution regarding the sale of its shares other than ordinary course brokerage arrangements.

      To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

      The selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholder. The foregoing may affect the marketability of such securities.

      We have agreed with PE Corporation (NY) to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the sale of all of the shares registered pursuant to such registration statement or Rule 144 under the Securities Act, (ii) a date for withdrawal agreed upon by the selling stockholder, or (iii) the first date on which, in the opinion of our counsel, all shares included in such registration statement are eligible for resale pursuant to Rule 144(k) of the Securities Act or may be sold within a three-month period pursuant to Rule 144 of the Securities Act.

      We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

      The validity of the common stock offered in this prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                    EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

      We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov." In addition, our stock is listed for trading on the Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

      This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

       . inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

       . obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

       .  obtain a copy from the SEC web site.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

       . Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 30, 2001;

       . Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 10, 2001;

       . Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 13, 2001;

       . Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed on November 13, 2001;

       .  Current Report on Form 8-K, filed on October 18, 2001;

       .  Current Report on Form 8-K, filed on December 4, 2001;

       .  Definitive Proxy Statement, filed on April 6, 2001;

       . The description of the common stock contained in our Registration Statement on Form S-1, Registration No. 333-30758, filed with the SEC on February 18, 2000, as amended on March 8, 2000, March 28, 2000, April 17, 2000, April 27, 2000, May 4, 2000 and May 5, 2000,
          including any amendments or reports filed for the purpose of updating such description; and

       . The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 17, 2000, including any amendments or reports filed for the purpose of updating that description.

      You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

      Investor Relations, Paradigm Genetics, Inc., 108 Alexander Drive, Research Triangle Park, North Carolina, 27709. Telephone: (919) 425-3000.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The following table sets forth the Company's estimates (other than the SEC and Nasdaq registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the selling holders.


                    Item                             Amount
                    ----                             -------
                    SEC registration fee............ $ 1,000
                    Legal fees and expenses.........   5,000
                    Accounting fees and expenses....   5,000
                    Printing Fees...................  10,000
                    Miscellaneous fees and expenses.  10,000
                                                     -------
                           Total.................... $31,000
                                                     =======

Item 15. Indemnification of Directors and Officers.

      The Company's restated certificate of incorporation provides that the Company shall indemnify to the fullest extent authorized by the Delaware General Corporation Law ("DGCL"), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Company or is or was serving as an officer or director of another entity at the request of the Company, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The restated certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If the Company does not pay a proper claim for indemnification in full within 60 days after a written claim for such indemnification is received by the Company, the Company's amended and restated bylaws authorize the claimant to bring an action against the Company and prescribe what constitutes a defense to such action.

      Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

      Pursuant to Section 102(b)(7) of the DGCL, Article Tenth of the Company's restated certificate of incorporation eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit. The Company has obtained insurance policies insuring the directors and officers of the Company against certain liabilities that they may incur in their capacity as directors and officers. Under such policies, the insurers, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.

Item 16. Exhibits

      (a) Exhibits.

Exhibit
Number                                   Description of Document
------                                   -----------------------
  3.1   Restated Certificate of Incorporation (Filed as Exhibit 3.2 to Registration Statement on
        Form S-1, Registration No. 333-30758, and incorporated herein by reference)
  3.2   Amended and Restated Bylaws (Filed as Exhibit 3.4 to Registration Statement on Form
        S-1, Registration No. 333-30758, and incorporated herein by reference)
  4.1   Form of Common Stock Certificate (Filed as Exhibit 4.1 to Registration Statement on
        Form S-1, Registration No. 333-30758, and incorporated herein by reference)
  5.1   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of the shares of common stock being registered
 23.1   Consent of PricewaterhouseCoopers LLP
 23.2   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 to this Registration Statement on Form S-3)
 24.1   Power of Attorney (included on signature page)

Item 17. Undertakings

      (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham and State of North Carolina on the 9/th/ day of January, 2002.

                                            Paradigm Genetics, Inc.

                                        By: /s/ JOHN A. RYALS, PH.D.
                                            ___________________________________
                                            John A. Ryals, Ph.D.
                                            President and Chief Executive
                                            Officer

                               POWER OF ATTORNEY

      The registrant and each person whose signature appears below constitutes and appoints John A. Ryals, Ph.D. and Ian A.W. Howes and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                         Title                     Date
         ---------                         -----                     ----
  /s/ JOHN A. RYALS, PH.D.   President and Chief Executive      January 9, 2002
                             Officer (Principal Executive
    John A. Ryals, Ph.D.     Officer)
    /s/ IAN A. W. HOWES      Chief Financial Officer (Principal January 9, 2002
                             Financial and Accounting
       Ian A.W. Howes        Officer)
   /s/ G. STEVEN BURRILL     Chairman of the Board, Director    January 9, 2002

     G. Steven Burrill
    /s/ Michael Summers      Director                           January 9, 2002

      Michael Summers
 /s/ ROBERT GOODMAN, PH.D.   Director                           January 9, 2002

   Robert Goodman, Ph.D.
      /s/ HENRI ZINSLI       Director                           January 9, 2002

    Henri Zinsli, Ph.D.
                             Director
     Mark B. Skaletsky

/s/ SUSAN K. HARLANDER, PH.D Director                           January 9, 2002
             .
 Susan K. Harlander, Ph.D.

                                 EXHIBIT INDEX

Exhibit
Number                         Description of Document
------                         -----------------------
  3.1 Restated Certificate of Incorporation (Filed as Exhibit 3.2 to Registration Statement on Form S-1, Registration No. 333-30758, and incorporated herein by reference)
  3.2 Amended and Restated Bylaws (Filed as Exhibit 3.4 to Registration Statement on Form S-1, Registration No. 333-30758, and incorporated herein by reference)
  4.1 Form of Common Stock Certificate (Filed as Exhibit 4.1 to Registration Statement on Form S-1, Registration No. 333-30758, and incorporated herein by reference)
  5.1 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of the shares of common stock being registered
 23.1   Consent of PricewaterhouseCoopers LLP
 23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 to this Registration Statement on Form S-3)
 24.1   Power of Attorney (included on signature page)